Adept Technology Receives Nasdaq
        Notification of Additional Deficiency; Hearing Granted

    SAN JOSE, Calif.--(BUSINESS WIRE)--March 7, 2003--Adept Technology, Inc. (Nasdaq:ADTK) ("the Company") today announced that it received a Nasdaq Staff Determination on March 3, 2003 indicating that Nasdaq has not received the Company's payment of the Nasdaq 2003 annual fee as required for continued listing by Marketplace Rules 4310(c)(13) and 4510(c)(01).
    The Company previously received a Nasdaq Staff Determination indicating that the Company's application to transfer the listing of its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market was denied as a result of the Company's failure to comply with the minimum stockholders' equity requirement and minimum bid price requirement for continued listing, and that its securities are, therefore, subject to delisting from The Nasdaq National Market.
    The Company requested and has been granted a hearing scheduled for March 13, 2003 before a Nasdaq Listing Qualifications Panel to review the delisting decision. Nasdaq has informed the Company that the delisting of the Company's securities has been stayed pending the Panel's decision. There can be no assurance the Panel will grant the Company's request for continued listing on Nasdaq.

    This press release contains certain forward-looking statements that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's continuing operating losses causing the company to need to raise additional financing in the future; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2002, as amended, Adept's quarterly report on Form 10-Q for the fiscal quarter ended September 28, 2002, as amended, and Adept's quarterly report on Form 10-Q for the fiscal quarter ended December 28, 2002, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions for the photonics, telecommunication, semiconductor, automotive, appliance, food and life sciences industries throughout the world. Adept products are used for small parts assembly, material handling and ultra precision process applications and include robot mechanisms, real-time vision and motion controls, machine vision systems, system design software, process knowledge software, precision solutions and other flexible automation equipment. Adept was incorporated in California in 1983. More information is available at www.adept.com.


    CONTACT: Adept Technology, Inc.
             Michael Overby, 408/434-5112
             investor.relations@adept.com